Exhibit 23.1

CONSENT OF INDEPENDENT BUSINESS VALUATION EXPERT

February 7, 2007

Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, Georgia 30076

Ladies and Gentlemen:

We hereby consent to the use of the name Taylor Consulting Group, Inc. and of references to Taylor Consulting Group, Inc. and to the inclusion of and references to our reports, or information contained therein, dated  January 24, 2005, prepared for Witness Systems, Inc. appearing in this Quarterly Report on Form 10-Q of Witness Systems, Inc.

Sincerely,
Taylor Consulting Group, Inc.

/s/ MICHAEL HALLIWELL

Michael Halliwell
Managing Director